UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2019

Devon Energy Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-32318	73-1567067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 W. SHERIDAN AVE., OKLAHOMA CITY, OKLAHOMA		73102-5015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	DVN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2019, Mr. David G. Harris was appointed Executive Vice President, Exploration and Production of Devon Energy Corporation (the “Company”). In connection with his appointment, Mr. Harris assumed the responsibilities and duties of Mr. Tony D. Vaughn, who resigned on September 11, 2019 as Chief Operating Officer of the Company and as a member of the Company’s Executive Committee. Mr. Vaughn will continue with the Company in a special advisory capacity for a transition period prior to his planned retirement from the Company in the first half of 2020.

Mr. Harris, age 46, has been with the Company since 2007 and, prior to his appointment as Executive Vice President, Exploration and Production, served as Senior Vice President, Exploration and Production. In that position, Mr. Harris oversaw the Company’s business development, land, and environmental, health and safety groups. Mr. Harris also previously served as the Company’s Senior Vice President, Business Development and Vice President, Corporate Finance and Treasurer, as well as Associate General Counsel in the Company’s legal department. Prior to joining the Company, Mr. Harris was a partner in the Dallas office of Thompson & Knight LLP, specializing in corporate and securities matters. Mr. Harris holds a bachelor’s degree from the University of Tulsa and a law degree from the University of Oklahoma.

In connection with his appointment as Executive Vice President, Exploration and Production, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved certain actions with respect to Mr. Harris’ compensation, including: (i) authorizing the Company to enter into an employment agreement with Mr. Harris (the “Employment Agreement”) providing for, among other things, his participation in all employee-benefit and other plans and programs applicable to similarly situated executives of the Company, including with respect to the annual bonus program, incentive awards, and insurance benefits; (ii) setting his base salary at an annualized rate of pay of $550,000; and (iii) setting his target percentage for the annual performance cash bonus at 90% of his base salary.

Pursuant to the Employment Agreement, Mr. Harris is eligible for the payment of severance in connection with certain employment terminations, including termination by the Company other than for “cause” or by Mr. Harris for “good reason,” as those terms are defined in the Employment Agreement. If Mr. Harris’ employment is involuntarily terminated by the Company other than for “cause” or if he terminates his employment for “good reason,” then, in addition to accrued amounts, he will receive, subject to his execution and non-revocation of a release of claims against the Company, its affiliates, and certain other released parties, (i) a lump-sum cash payment equal to three times the sum of his base salary and annual bonus, (ii) a prorated annual bonus, (iii) 18 months of health and welfare benefits, (iv) three years of continued life insurance benefits, (v) a payment equal to 18 times the applicable monthly COBRA premium, and (vi) a payment for reasonable outplacement assistance. If, within 24 months following a “change in control,” as defined in the Employment Agreement, Mr. Harris is terminated by the Company without “cause” or he terminates his employment for “good reason,” then he will also receive three years of service and three years of age added to his actual years of service and actual age when determining his entitlement under our retiree medical benefit coverage. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

In connection with Mr. Vaughn providing special advisory services during a transition period until his planned retirement in the first half of 2020, the Compensation Committee granted Mr. Vaughn an additional age credit of three years under the Company’s nonqualified Supplemental Retirement Income Plan (the “SRIP”). The Compensation Committee made a similar grant of additional age credit under the SRIP to Mr. Lyndon C. Taylor in recognition of his assumption of additional administrative duties and his appointment as Executive Vice President and Chief Legal & Administrative Officer. The additional age credits, which increase the estimated present value of each of Messrs. Vaughn’s and Taylor’s respective SRIP benefits by approximately $850,000, were approved on September 10, 2019.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibits

10.1	Employment Agreement, dated effective September 13, 2019, by and between Devon Energy Corporation and Mr. David G. Harris.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Christopher J. Kirt
Christopher J. Kirt
Vice President Corporate Governance and Secretary

Date: September 16, 2019